Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-92331) pertaining to the 401(k) Plan of Hewlett-Packard Company of our report dated June 24, 2013, with respect to the financial statements and schedule of the Hewlett-Packard Company 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/  Ernst & Young LLP

San Jose, California
June 24, 2013